Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to incorporation by reference in the Registration Statements on Form S-3 (File No. 333-171389) and Form S-8 (File No. 333-171744) of our report dated April 16, 2012 relating to the consolidated financial statements of Zoom Technologies, Inc., Affiliates and Subsidiaries which appears in this Form 10-K.

/s/ Goldman Kurland and Mohidin, LLP
Goldman Kurland and Mohidin, LLP
Encino, California
April 16, 2012